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NEWS RELEASE

FOR IMMEDIATE RELEASE

               GASCO'S UNRISKED RESOURCE POTENTIAL SET AT 913 BCFE PRELIMINARY GROSS DRILLING INVENTORY SET AT 1,815 LOCATIONS

DENVER - September 18, 2001 - (PR Newswire) - Gasco Energy, Inc. (Gasco or Company) (OTCBB: GASE) today announced that the engineering firm Netherland Sewell & Associates, Inc. (NSAI) performed an unrisked resource and future revenue potential assessment on the company's Riverbend assets in the Uinta Basin. NSAI presented the following figures under a most likely scenario:


                                   Unrisked Net Resources                    Unrisked Future Net Revenue (M$)
                            --------------------------------------      -------------------------------------------
                               Condensate              Gas                                        Present Worth
      Formation                (Barrels)              (MCF)                    Total                  at 10%
----------------------      -----------------    -----------------      --------------------    -------------------

Mesaverde                      1,264,989           843,102,000               2,246,695               $181,383
Wasatch                          184,797            61,594,400                 171,082                 61,069
                            -----------------    -----------------      --------------------    -------------------

   Total                       1,449,786           904,696,400               2,417,777               $242,452


The table above is based on a price deck based on average NYMEX prices for the period September 2000 through August 2002. Wellhead gas prices used in the report are $3.56 per MMBtu, escalated 3 percent per year to a maximum of $4.15 per MMBtu. Condensate prices were held constant at $25.00 per barrel throughout the life of the properties. On a low price deck of $1.65 per MMBtu for wellhead gas, holding condensate at $25.00 per barrel (and adjusting drilling costs to reflect late 1999 and early 2000, when NYMEX prices were approximately $2.50 per MMBTU), Gasco's present worth, discounted at 10 percent, is $129.6 million.

NSAI identified a total of 1,815 gross drilling locations - 1,711 Mesaverde and 104 Wasatch locations. While each of the Wasatch locations is coincident with a Mesaverde location, for purposes of analysis, NSAI assumed that all of the Wasatch resources


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would be drilled and produced via wells that did not penetrate the deeper
Mesaverde. In the report, NSAI notes that the Wasatch and Mesaverde wells can be produced and commingled via the same wellbore. The report cited lowered costs when the formations are combined, saying, "If the Wasatch and Mesaverde Formations are commingled in the same wellbore, there is potential to reduce capital costs by 60 percent for the Wasatch wells."

Mark A. Erickson, Gasco President and CEO, said: "Netherland, Sewell validated our internal analysis of the Riverbend region. When we began the process of evaluating our reserves, both parties exchanged their professional opinions on what our acreage held - "how big" and "how many" was the centerpiece in the overall analysis. I'm pleased with the report. In the low price case, the report reflects a net asset valuation of $3.23 per share, fully diluted. What is important to note, however, is our financial strength and operational know-how to execute our plan during this period of commodity price instability. As the global industrial markets ramp up production, demand for energy will follow, unlocking real value for these important natural gas assets. Gasco believes a long-term demand/supply perspective is key for our future success."

The Summary Letter of the NSAI report and accompanying tables are being filed by the Company in a Form 8-K and will be available for viewing on the Company's Website at www.gascoenergy.com.

About Gasco Energy
Gasco Energy is a Denver-based natural gas and oil exploration and development company that focuses on natural gas rich prospects in the Rocky Mountain area of the United States. The Company currently holds interest in more than 135,000 gross acres in Utah.

Forward-looking statements



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Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.
                                      # # #

Contacts for Gasco Energy, Inc.:
Media:
Mark Erickson, President
King Grant, Chief Financial Officer
303-483-0044

Investors:
Peter Forward
800-645-9254